Exhibit 99(c)

TCEH Consolidated

Adjusted EBITDA Reconciliation

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Twelve Months Ended March 31, 2009	Twelve Months Ended March 31, 2008
Net income (loss)	$576	$(1,200)	$(7,087)	$(1,173)
Income tax expense (benefit)	367	(644)	600	(683)
Interest expense and related charges	399	599	3,717	1,425
Depreciation and amortization	276	269	1,099	757

EBITDA	$1,618	$(976)	$(1,671)	$326

Interest income	(8)	(10)	(58)	(213)
Amortization of nuclear fuel	24	18	82	73
Purchase accounting adjustments (a)	86	126	372	254
Impairment of goodwill	70	—	8,070	—
Impairment of assets and inventory write down (b)	—	—	1,210	—
EBITDA amount attributable to consolidated unrestricted subsidiaries	2	—	2	—
Unrealized net (gain) loss resulting from hedging transactions	(1,030)	1,594	(4,954)	3,108
Losses on sale of receivables	4	8	25	38
Noncash compensation expense (SFAS 123R) (c)	2	2	10	7
Severance expense (d)	7	—	9	—
Transition and business optimization costs (e)	11	11	36	29
Transaction and merger expenses (f)	1	—	11	—
Insurance settlement proceeds (g)	—	—	(21)	—
Restructuring and other (h)	2	—	35	(33)
Expenses incurred to upgrade or expand a generation station (i)	34	52	100	57

Adjusted EBITDA per Incurrence Covenant	$823	$825	$3,258	$3,646

Expenses related to unplanned generation station outages (i)	33	58	225	58
Other adjustments allowed to determine Adjusted EBITDA per Maintenance Covenant (j)	5	2	19	4

Adjusted EBITDA per Maintenance Covenant	$861	$885	$3,502	$3,708

(a)	Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits not recognized in net income due to purchase accounting.
(b)	Impairment of assets includes impairments of emission allowances and trade name intangible assets and impairment of the natural gas-fueled generation fleet.
(c)	Noncash compensation expense excludes capitalized amounts.
(d)	Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(e)	Transition and business optimization costs include professional fees primarily for retail billing and customer care systems enhancements and incentive compensation.
(f)	Transaction and merger expenses include costs related to the Merger and costs related to certain growth initiatives.
(g)	Insurance settlement proceeds include the amount received for property damage to certain mining equipment.
(h)	Restructuring and other for the twelve months ended March 31, 2009 includes the charge related to the bankruptcy of a subsidiary of Lehman Brothers Holdings Inc., and for the twelve months ended March 31, 2008 includes credits related to impaired combustion turbine leases and other restructuring initiatives and nonrecurring activities.
(i)	Expenses incurred to upgrade or expand a generation station reflect noncapital outage costs.
(j)	Primarily pre-operating expenses relating to Oak Grove and Sandow 5.